The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion, Dated June 14, 2021.
Pricing Supplement dated , 2021 to the Product Prospectus Supplement MLN-ES-ETF-1 dated November 6, 2020 and Prospectus Dated June 18, 2019	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-231751
The Toronto-Dominion Bank $ Autocallable Contingent Barrier Return Enhanced Notes Linked to an Equally Weighted Basket of Three Reference Stocks Due June 15, 2023 Senior Debt Securities, Series E
General
•
The Notes are designed for investors who (i)(a) wish to receive a return equal to the Call Premium (as defined below) if on the Review Date, the level of an equally weitghted basket (the “Basket”) of three reference stocks (each, a “Basket Component”) is greater than or equal to the Call Level (as defined below) or (b) if the Notes are not subject to an automatic call on the Review Date, seek leveraged exposure to any appreciation of the Basket from the Initial Basket Level to the Final Basket Level, each as defined below, (ii) are willing to accept the risk of losing a significant portion or all of their Principal Amount and (iii) are willing to forgo interest and dividend payments on the Basket Components.

•
The Notes will be automatically called on the Call Payment Date if the Closing Basket Level is greater than or equal to the Call Level on the Review Date. If the Notes are not subject to an automatic call, investors will receive their Principal Amount at maturity if the Final Basket Level is less than or equal to the Initial Basket Level and greater than or equal to the Barrier Level. If the Final Basket Level is less than the Barrier Level, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Basket Level is less than the Initial Basket Level, and may lose their entire Principal Amount.

•	Any payments on the Notes, including any repayment of principal, are subject to our credit risk.
Key Terms
Issuer:	The Toronto-Dominion Bank (“TD”)
Basket:	Basket Component	Bloomberg Ticker	Component Weighting	Initial Basket Component Price(1)
	Common units of Energy Transfer LP	ET UN	1/3	$11.05
	Common stock of SVB Financial Group	SIVB UN	1/3	$566.47
	Class A common stock of Constellation Brands, Inc.	STZ UN	1/3	$237.17

(1) For each Basket Component, its Closing Price on the Strike Date, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement.

Principal Amount:	$1,000 per Note, subject to a minimum investment of $10,000 and integral multiples of $1,000 in excess thereof.
Term:	Approximately two years, subject to an automatic call.
Strike Date:	June 10, 2021
Pricing Date:	June 14, 2021
Issue Date:	June 17, 2021, which is three Business Days following the Pricing Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Maturity Date:
June 15, 2023, subject to postponement as described further under “Additional Terms — Market Disruption Events”. If such day is not a Business Day, the Maturity Date will be the next succeeding Business Day.

Automatic Call Feature:
If the Closing Basket Level on the Review Date is greater than or equal to the Call Level, we will automatically call the Notes and, on the Call Payment Date, we will pay you a cash payment per Note equal to the Principal Amount plus the Call Premium. No further amounts will be owed to you under the Notes. All amounts used in or resulting from any calculation relating to the payment upon an automatic call will be rounded upward or downward, as appropriate, to the nearest cent.

Review Date:
June 20, 2022. The “Review Date” is a “Valuation Date” for the purposes of the product prospectus supplement and is subject to postponement as described under “Additional Terms — Market Disruption Events” herein.

Call Payment Date:
The third Business Day following the Review Date, subject to postponement as described under “Additional Terms — Market Disruption Events” or, if such day is not Business Day, the next following Business Day.

Call Premium:
$120.00 (12.00%) per Principal Amount. Accordingly, if the Notes are subject to an automatic call, on the Call Payment Date, we will pay a cash payment per Note equal to $1,120.00 per $1,000 Principal Amount.

Payment at Maturity:
If the Notes are not subject to an automatic call, on the Maturity Date, we will pay a cash payment, if anything, per Note equal to:
•       If the Final Basket Level is greater than the Initial Basket Level: Principal Amount + (Principal Amount x Percentage Change x Upside Leverage Factor).
•       If the Final Basket Level is less than or equal to the Initial Basket Level and greater than or equal to the Barrier Level: Principal Amount of $1,000.
•       If the Final Basket Level is less than the Barrier Level: Principal Amount + (Principal Amount x Percentage Change).
If the Notes are not subject to an automatic call and the Final Basket Level is less than the Barrier Level, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Basket Level is less than the Initial Basket Level, and may lose your entire Principal Amount. Any payments on the Notes are subject to our credit risk. All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: Final Basket Level – Initial Basket Level Initial Basket Level
Upside Leverage Factor:	200%
Initial Basket Level:	100
Final Basket Level:	The Closing Basket Level as of the Final Averaging Date.
Closing Basket Level:	100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weighting)]
Basket Component Return:
With respect to each Basket Component on the Review Date, the quotient, expressed as a percentage, of the following formula:
Closing Price on the Review Date – Initial Basket Component Price
Initial Basket Component Price
With respect to each Basket Component as of the Final Averaging Date, the quotient, expressed as a percentage, of the following formula:
Final Basket Component Price – Initial Basket Component Price
Final Basket Component Price

Final Basket Component Price:	With respect to each Basket Component, the arithmetic average of its Closing Price on each of the “Averaging Dates” specified below, as determined by the Calculation Agent.
Averaging Dates:
June 6, 2023, June 7, 2023, June 8, 2023, June 9, 2023 and June 12, 2023 (such day may be referred to as the “Final Averaging Date”). Each “Averaging Date” is a “Valuation Date” for the purposes of the product prospectus supplement and is subject to postponement as described under “Additional Terms — Market Disruption Events” herein.

Call Level:	100, which is 100.00% of the Initial Basket Level
Barrier Level:	85, which is 85.00% of the Initial Basket Level
CUSIP / ISIN:	89114TL83 / US89114TL836
The estimated value of your Notes on the Pricing Date is expected to be between $900.00 and $950.00 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-5 and “Additional Information Regarding the Estimated Value of the Notes” on page P-22 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-3 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement MLN-ES-ETF-1 dated November 6, 2020, (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”). Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD2
Per Note	$1,000.00	$15.00	$985.00
Total	$	$	$
[1]	The public offering price for investors purchasing the Notes in fiduciary accounts may be as low as $985.00 (98.50%) per Note.
[2]
TD Securities (USA) LLC (“TDS” or the “Agent”) will receive a commission of $15.00 per $1,000.00 Principal Amount of the Notes sold in this offering. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $15.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Additional Terms of Your Notes
You should read this preliminary pricing supplement (this “pricing supplement”) together with the prospectus, as supplemented by the product prospectus supplement MLN-ES-ETF-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Additional Risk Factors” in this pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019: http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm

◾	Product Prospectus Supplement MLN-ES-ETF-1 dated November 6, 2020: http://www.sec.gov/Archives/edgar/data/947263/000114036120024821/brhc10016595_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank”, “we”, “us”, or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-2

Selected Purchase Considerations
•
Potential for Leveraged Exposure to Upside Appreciation – If the Notes are not subject to an automatic call, the Notes provide leveraged exposure to any appreciation of the Basket from the Initial Basket Level to the Final Basket Level through the Upside Leverage Factor.

•
Potential For Automatic Call – The Notes will be subject to an automatic call if the Closing Basket Level is greater than or equal to the Call Level on the Review Date and, therefore, are subject to reinvestment risk. If the Notes are subject to an automatic call, on the Call Payment Date, you will receive a cash payment per Note equal to the Principal Amount plus the Call Premium.

•
Contingent Repayment of Principal, with Potential for Full Downside Exposure – If the Notes are not subject to an automatic call and the Final Basket Level is less than or equal to the Initial Basket Level and greater than or equal to the Barrier Level, you will receive a cash payment per Note equal to the Principal Amount. If, however, the Notes are not subject to an automatic call and the Final Basket Level is less than the Barrier Level, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Basket Level is less than the Initial Basket Level, and may lose your entire investment in the Notes. Any payments on the Notes, including any repayment of principal, are subject to our credit risk.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not subject to an automatic call and the Final Basket Level is less than the Barrier Level, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Basket Level is less than the Initial Basket Level, and may lose their entire Principal Amount.
You Will Not Receive a Positive Return on the Notes if the Closing Basket Level on the Review Date is Less than the Call Level and the Final Basket Level is Less than the Initial Basket Level.
You will not necessarily receive a positive return on the Notes. You will not receive the Call Premium on the Call Payment Date if the Closing Basket Level on the Review Date is less than the Call Level. If the Notes are not subject to an automatic call and the Final Basket Level is less than the Initial Basket Level, you will not receive a positive return at maturity and you will not receive a positive return on your Notes.
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional, fixed-rate or floating-rate debt security having a comparable maturity. The return that you will receive on your Notes, which could be negative, may be less than that of other investments. The Notes do not provide for any interest payments and you may receive no Call Premium or any positive return on the Notes. Even if your return on the Notes is positive, your return may be less than that of a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are subject to an automatic call, no further payments will be owed to you under the Notes after the Call Payment Date. Therefore, because the Notes could be called as early as the Call Payment Date, the holding period could be limited. If the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.

TD SECURITIES (USA) LLC	P-3

The Amount Payable on the Notes, if Any, is not Linked to the Closing Prices of the Basket Components at any Time Other than the Review Date or Averaging Dates, and the Final Basket Component Price for each Basket Component will be Based on the Arithmetic Average of the Closing Basket Level of Such Basket Component on Each of the Averaging Dates.
Any payment on the Notes will be based on only the Closing Basket Level on the Review Date, which will be determined based on the Closing Price of each Basket Component on the Review Date, and the Final Basket Level, which will be determined based on the Closing Price of each Basket Component on each of the Averaging Dates (including the Final Averaging Date). Even if the Closing Price of any Basket Component appreciates at any other time but then declines to a Closing Price such that the Closing Basket Level or Final Basket Level, as applicable, is less than the Call Level or Barrier Level as of the Review Date or the Final Averaging Date, respectively, you will not receive the Call Premium and will not receive a positive return on the Notes. Therefore, if the Notes are subject to an automatic call, you will not participate in any future appreciation of the Basket after the Call Payment Date.
In addition, if the Notes are not subject to an automatic call, the Payment at Maturity, if any, will be calculated by reference to the Final Basket Level. The Final Basket Level will be determined as of the Final Averaging Date based on the weighted average of each Basket Component Return, which will be equal to the arithmetic average of the Closing Price of such Basket Component on each of the Averaging Dates. In calculating the Basket Component Return for each Basket Component, and therefore the Final Basket Level, positive performance of a Basket Component on one or more Averaging Dates may be moderated, wholly offset or even reversed by changes in the price of such Basket Component on one or more of the other Averaging Dates.
Risks Relating to Characteristics of the Basket and Basket Components
There Are Single Stock Risks Associated with each Basket Component.
The price of each Basket Component can rise or fall sharply due to factors specific to such Basket Component and its issuer (each, a “Basket Component Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Basket Component Issuers and, therefore, the Basket Components. You, as an investor in the Notes, should make your own investigation into the Basket Component Issuers and the Basket Components for your Notes. For additional information, see “Information Regarding the Basket Components” in this pricing supplement and each Basket Component Issuer’s SEC filings. We urge you to review financial and other information filed periodically by the Basket Component Issuers with the SEC.
The Performance of One Basket Component May Offset Any Appreciation of the Other Basket Components.
The Closing Basket Level and Final Basket Level will be based on the weighted performance of each of the Basket Components. Therefore, in calculating the Closing Basket Level or Final Basket Level, as applicable, a decline or lesser increase in a Basket Component may mitigate, wholly offset or reverse any appreciation of the other Basket Components.
Correlation (or Lack of Correlation) Among the Basket Components May Adversely Affect Your Return on the Notes.
“Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the prices of the Basket Components may or may not correlate with each other. At a time when the price of a Basket Component increases, the price of another Basket Component may not increase as much, or may even decline. Further, high correlation of movements in the Basket Components could adversely affect your return on the Notes during periods of negative performance of the Basket Components. Changes in the correlation of the Basket Components may adversely affect the market value of, and return on, your Notes.
As of the Date of this Pricing Supplement, There is No Actual Trading History for the Basket and Hypothetical Past Basket Performance is Not Indicative of Future Performance.
Any payment on the Notes will be linked to the performance of the Basket, which began to be calculated on the Strike Date. Because there is no actual history for the Basket Closing Level, no actual historical information about the historical performance of the Basket will be available for you to consider in making an independent investigation of the performance of the Basket, which may make it difficult for you to make an informed decision with respect to an investment in your Notes. The actual performance of the Basket over the term of the Notes, as well as the Payment at Maturity, may bear little relation to the hypothetical historical closing levels of the Basket (when available) or to the hypothetical return examples set forth elsewhere in this pricing supplement. The future performance of the Basket cannot be predicted.
You Will Have No Rights to Receive Any Shares of Any Basket Component and You Will Not Be Entitled to Dividends or Other Distributions on Any Basket Component.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of any Basket Component. You will not have any voting rights, any rights to receive dividends or other distributions, or any rights against any Basket Component Issuer. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Basket Components and received dividends or other distributions on the Basket Components. The amount you receive on the Notes, if anything, will be paid in cash and you have no right to receive shares of any Basket Component.

TD SECURITIES (USA) LLC	P-4

We Do Not Control Any Basket Component Issuer and Are Not Responsible for Any of its Disclosure.
Neither we nor any of our affiliates have the ability to control the actions of any Basket Component Issuer and have not conducted any independent review or due diligence of any information related to any Basket Component or Basket Component Issuer. We are not responsible for any Basket Component Issuer’s public disclosure of information on itself or the applicable Basket Component, whether contained in SEC filings or otherwise. You should make your own investigation into each of the Basket Component Issuers and the Basket Components.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes”. The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

TD SECURITIES (USA) LLC	P-5

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before an automatic call or the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the level of the Basket at such time, and as a result, you may suffer substantial losses.
If the Level of the Basket or the Prices of the Basket Components Change, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Basket or Basket Components. Changes in the level of the Basket or the prices of the Basket Components may not result in a comparable change in the market value of your Notes. Even if the level of the Basket increases above the Initial Basket Level during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.
When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:
•	the prices of the Basket Components;
•	the volatility – i.e., the frequency and magnitude of changes – of each Basket Component;
•	the dividend rates of the Basket Components;
•	economic, financial, regulatory, political, military or other events that may affect the prices of any of the Basket Components and thus the level of the Basket;
•	the correlation among the Basket Components;
•	interest rate and yield rates in the market;
•	the time remaining until your Notes mature; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.
The future levels of the Basket cannot be predicted. The actual change in the level of the Basket over the term of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical levels of the Basket or to the hypothetical examples shown elsewhere herein.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine whether the Call Premium is payable on the Call Payment Date and the Payment at Maturity, if any, on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting a Basket Component has occurred which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent will affect any payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.
You Will Have Limited Anti‑Dilution Protection.
The Calculation Agent may adjust the Initial Basket Component Price of a Basket Component for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Basket Component upon the occurrence of certain events affecting such Basket Component, as described in the product prospectus supplement under the section “General Terms of the Notes — Anti‑Dilution Adjustments”. The Calculation Agent is not required to make an adjustment for every event that may affect a Basket Component. Those events or other actions may nevertheless adversely affect the price of a Basket Component and, therefore, adversely affect the market value of, and return on, your Notes. If an adjustment is required to a Basket Component, the Calculation Agent will adjust the affected Basket Component as if it were the sole Basket Component.

TD SECURITIES (USA) LLC	P-6

The Review Date, each Averaging Date (including the Final Averaging Date) and the Related Payment Dates are Subject to Market Disruption Events and Postponement.
The Review Date and each Averaging Date (including the Final Averaging Date), and therefore the related payment dates (including the Maturity Date), are subject to postponement as described herein and in the product prospectus supplement due to the occurrence of one or more Market Disruption Events affecting a Basket Component. For a description of what constitutes a Market Disruption Event as well as the consequences of that Market Disruption Event, see “Additional Terms — Market Disruption Events” herein and “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement. A Market Disruption Event with respect to one Basket Component will not necessarily constitute a Market Disruption Event with respect to any other Basket Component.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
We, the Agent and/or one or more of our other affiliates may hedge our obligations under the Notes by purchasing shares of one or more Basket Components, securities, futures, options or other derivative instruments with returns linked or related to changes in the price of one or more Basket Components, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we and/or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amount payable on, the Notes declines. We and/or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Components.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and/or our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and/or their customers’ accounts and in accounts under our and/or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or another of our affiliates may, at present or in the future, engage in business with one or more Basket Component Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our and/or one or more of our affiliates’ (including the Agent’s) obligations and your interests as a holder of the Notes. Moreover, we, the Agent and/or another of our affiliates may have published, and in the future expect to publish, research reports with respect to one or more Basket Components or Basket Component Issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agent and/or another of our affiliates may affect the price of a Basket Component and, therefore, the market value of, and any amount payable on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Basket, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the sections entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion below under “Supplemental Discussion of Canadian Tax Consequences”. If you are not a Non-resident Holder (as that term is defined herein under “Supplemental Discussion of Canadian Tax Consequences”) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-7

Autocallable Contingent Barrier Return Enhanced Notes Linked to an Equally Weighted Basket of Three Reference Stocks Due June 15, 2023

Additional Terms
The information in this “Additional Terms” section supplements, and to the extent inconsistent supersedes, the information set forth in the product prospectus supplement and the prospectus.
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Contingent Barrier Return Enhanced Notes
Agent:	TDS
Currency:	U.S. Dollars
Review Date:
The Review Date will be the date specified on the cover hereof and is subject to postponement for Market Disruption Events as described under “— Market Disruption Events” below. If the Review Date is not a Trading Day, such date will be the next following Trading Day.

Monitoring Period:	For purposes of the determination of the Final Basket Level, the Calculation Agent will observe the Closing Price of each Basket Component on each Averaging Date.
Market Disruption Events:
If a Market Disruption Event occurs or is continuing with respect to a Basket Component on the Review Date, the Review Date for such Basket Component will be postponed to the next Trading Day on which no Market Disruption Event occurs or is continuing with respect to such Basket Component, by up to eight Trading Days. If the determination of the Closing Price of a Basket Component for the Review Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing with respect to such Basket Component on that day, that day will nevertheless be the date on which the Closing Price of such Basket Component will be determined and the Calculation Agent will estimate the price of such Basket Component that would have prevailed in the absence of the Market Disruption Event. If the Review Date is postponed for any Basket Component, the Call Payment Date will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).
If a Market Disruption Event occurs or is continuing with respect to a Basket Component on an Averaging Date (including the Final Averaging Date), the affected Averaging Date for such Basket Component will be postponed to the next Valid Date for such Basket Component. A “Valid Date” is a Trading Day (i) on which no Market Disruption Event occurs or is continuing with respect to such Basket Component and (ii) which is not otherwise scheduled to be an Averaging Date for such Basket Component. If the first succeeding Valid Date for such Basket Component has not occurred as of the close of trading on the eighth Trading Day immediately following the original date such that, but for the occurrence of another Averaging Date or a Market Disruption Event, would have been the final Averaging Date for such Basket Component, then (1) that eighth Trading Day shall be deemed to be the Averaging Date for such Basket Component (irrespective of whether that eighth Trading Day is already an Averaging Date), and (2) the Calculation Agent shall determine the Closing Price for such Basket Component on such day as specified above. If the Calculation Agent postpones the determination of the Closing Price of a Basket Component on an Averaging Date (and therefore postpones the determination of the Final Basket Level), the Maturity Date will be postponed to maintain the same number of Business Days between the final Averaging Date and the Maturity Date as existed prior to the postponement(s). For the avoidance of doubt, a Market Disruption Event with respect to one Basket Component will not necessarily constitute a Market Disruption Event with respect to any other Basket Component.
The Review Date and each Averaging Date is a “Valuation Date” for purposes of the product prospectus supplement. See “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement for events that constitute a Market Disruption Event.

Canadian Tax Treatment:	Please see the discussion below under “Supplemental Discussion of Canadian Tax Consequences” for information concerning the Canadian tax implications of an investment in the Notes.

TD SECURITIES (USA) LLC	P-8

Autocallable Contingent Barrier Return Enhanced Notes Linked to an Equally Weighted Basket of Three Reference Stocks Due on or about June 15, 2023

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.

TD SECURITIES (USA) LLC	P-9

Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Basket Component Returns and Percentage Changes used to illustrate the calculation of whether the Notes are subject to an automatic call and the Payment at Maturity are not estimates or forecasts of the actual performance of the Basket or of the Basket Components. All examples assume an Initial Basket Level of 100.00, a Call Level of 100.00 (100.00% of the Initial Basket Level), a Barrier Level of 85.00 (85.00% of the Initial Basket Level), an Upside Leverage Factor of 200%, that the Notes may be subject to an automatic call on the Review Date, that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on the Review Date or any Averaging Date, including the Final Averaging Date. The actual terms of the Notes are indicated on the cover hereof.

Example 1 – The Note Are Automatically Called on the Call Payment Date.
On the Review Date, the Basket Component Return of each Basket Component is as follows:
Basket Component	Basket Component Return*	Component Weight
1	20.00%	1/3
2	30.00%	1/3
3	-5.00%	1/3
* Determined based on the Closing Price of the applicable Basket Component on the Review Date.
Based on the hypothetical Basket Component Returns set forth above, the hypothetical Closing Basket Level on the Review Date would equal:
100 × [1 + (20.00% x (1/3)) + (30.00% x (1/3)) + (-5.00% x (1/3))] = 115.00
Because the Closing Basket Level is greater than or equal to the Call Level on the Review Date (which is approximately 1 year after the Pricing Date), the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,120.00 per Note, reflecting the Call Price, for a return of 12.00% per Note. No further amounts will be owed under the Notes.

Example 2 – The Note Are NOT Automatically Called and the Final Basket Level is greater than the Initial Basket Level.
The Notes are NOT automatically called on the Review Date and, as of the Final Valuation Date, the Basket Component Return of each Basket Component is as follows:
Basket Component	Basket Component Return**	Component Weight
1	15.00%	1/3
2	10.00%	1/3
3	5.00%	1/3
** Determined based on the arithmetic average of the Closing Price of the applicable Basket Component on each of the Averaging Dates.
Based on the hypothetical Basket Component Returns set forth above, the hypothetical Final Basket Level, Percentage Change and Payment at Maturity would equal:
Final Basket Level:	100 × [1 + (15.00% x (1/3)) + (10.00% x (1/3)) + (5.00% x (1/3))] = 110.00
Percentage Change:	(110 – 100) / 100 = 10.00%
Payment at Maturity:	= $1,000.00 + ($1,000.00 x 10.00% x 200%) = $1,000.00 + $200.00 = $1,200.00
Because the Notes are not automatically called and the Final Basket Level is greater than the Initial Basket Level as described above, on the Maturity Date we will pay you a cash payment of $1,200.00 per Note, a return of 20.00% on the Notes.

TD SECURITIES (USA) LLC	P-10

Example 3 – The Note Are NOT Automatically Called and the Final Basket Level is less than or equal to the Initial Basket Level and greater than or equal to the Barrier Level.
The Notes are NOT automatically called on the Review Date and, as of the Final Valuation Date, the Basket Component Return of each Basket Component is as follows:
Basket Component	Basket Component Return**	Component Weight
1	-20.00%	1/3
2	-30.00%	1/3
3	20.00%	1/3
** Determined based on the arithmetic average of the Closing Price of the applicable Basket Component on each of the Averaging Dates.
Based on the hypothetical Basket Component Returns set forth above, the hypothetical Final Basket Level, Percentage Change and Payment at Maturity would equal:
Final Basket Level:	100 × [1 + (-20.00% x (1/3)) + (-30.00% x (1/3)) + (20.00% x (1/3))] = 90.00
Percentage Change:	(90 – 100) / 100 = -10.00%
Payment at Maturity:	= $1,000.00
Because the Notes are not automatically called and the Final Basket Level is less than or equal to the Initial Basket Level and greater than or equal to the Barrier Level as described above, on the Maturity Date we will pay you a cash payment of $1,000.00 per Note, a return of 0.00% on the Notes.

Example 4 – The Note Are NOT Automatically Called and the Final Basket Level is less than the Barrier Level.
The Notes are NOT automatically called on the Review Date and, as of the Final Valuation Date, the Basket Component Return of each Basket Component is as follows:
Basket Component	Basket Component Return**	Component Weight
1	-60.00%	1/3
2	-50.00%	1/3
3	-40.00%	1/3
** Determined based on the arithmetic average of the Closing Price of the applicable Basket Component on each of the Averaging Dates.
Based on the hypothetical Basket Component Returns set forth above, the hypothetical Final Basket Level, Percentage Change and Payment at Maturity would equal:
Final Basket Level:	100 × [1 + (-60.00% x (1/3)) + (-50.00% x (1/3)) + (-40.00% x (1/3))] = 50.00
Percentage Change:	(50 – 100) / 100 = -50.00%
Payment at Maturity:	= $1,000.00 + ($1,000.00 x -50.00%)
Because the Notes are not automatically called and the Final Basket Level is less than the Barrier Level as described above, on the Maturity Date we will pay you a cash payment of $500.00 per Note, a loss of 50.00% on the Notes.

TD SECURITIES (USA) LLC	P-11

The following table illustrates hypothetical payments per Note that could be realized upon an automatic call or at maturity, as applicable, for a range of hypothetical Closing Basket Levels or Final Basket Levels, as applicable, of the Basket.
The hypothetical payments set forth below are based on the hypothetical terms set forth above and hypothetical Closing Basket Levels and hypothetical Final Basket Levels shown below, which do not represent the likely Closing Basket Levels or Final Basket Levels. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis.
The Notes are Automatically Called					The Notes are Not Automatically Called(1)
Hypothetical Closing Basket Level on Review Date	Hypothetical Basket Return	Call Premium	Payment on the Call Payment Date	Return on the Notes	Hypothetical Final Basket Level	Hypothetical Percentage Change	Payment at Maturity	Return on the Notes
150	50.00%	$120.00	$1,120.00	12.00%	150	50.00%	$2,000.00	100.00%
140	40.00%	$120.00	$1,120.00	12.00%	140	40.00%	$1,800.00	80.00%
130	30.00%	$120.00	$1,120.00	12.00%	130	30.00%	$1,600.00	60.00%
120	20.00%	$120.00	$1,120.00	12.00%	120	20.00%	$1,400.00	40.00%
110	10.00%	$120.00	$1,120.00	12.00%	110	10.00%	$1,200.00	20.00%
105	5.00%	$120.00	$1,120.00	12.00%	105	5.00%	$1,100.00	10.00%
100	0.00%	$120.00	$1,120.00	12.00%	100	0.00%	$1,000.00	0.00%
95	-5.00%	n/a	n/a	n/a	95	-5.00%	$1,000.00	0.00%
90	-10.00%	n/a	n/a	n/a	90	-10.00%	$1,000.00	0.00%
85	-15.00%	n/a	n/a	n/a	85	-15.00%	$1,000.00	0.00%
80	-20.00%	n/a	n/a	n/a	80	-20.00%	$800.00	-20.00%
70	-30.00%	n/a	n/a	n/a	70	-30.00%	$700.00	-30.00%
60	-40.00%	n/a	n/a	n/a	60	-40.00%	$600.00	-40.00%
50	-50.00%	n/a	n/a	n/a	50	-50.00%	$500.00	-50.00%
40	-60.00%	n/a	n/a	n/a	40	-60.00%	$400.00	-60.00%
30	-70.00%	n/a	n/a	n/a	30	-70.00%	$300.00	-70.00%
20	-80.00%	n/a	n/a	n/a	20	-80.00%	$200.00	-80.00%
10	-90.00%	n/a	n/a	n/a	10	-90.00%	$100.00	-90.00%
0	-100.00%	n/a	n/a	n/a	0	-100.00%	$0.00	-100.00%
(1) Determined based on the arithmetic average of the Closing Price of each Basket Component on each of the Averaging Dates.

TD SECURITIES (USA) LLC	P-12

Information Regarding the Basket
While actual historical information on the Basket did not exist before the Pricing Date, the following graph sets forth the hypothetical daily performance of the Basket from June 10, 2011 through June 10, 2021. The graph is based upon actual daily historical closing prices of the Basket Components and a hypothetical Initial Basket Level of 100 as of June 10, 2011. We obtained the information regarding the historical performance of the Basket Components used in calculating the graph below from Bloomberg® Professional Service (“Bloomberg”).
We have not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical performance of the Basket should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Basket Level on the Review Date or the Final Basket Level. We cannot give you any assurance that the performance of the Basket will result in any positive return on your initial investment.

TD SECURITIES (USA) LLC	P-13

Information Regarding the Basket Components
Each Basket Constituent is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Basket Constituents may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The graphs below set forth the information relating to the historical performance of the Basket Constituents for the period specified. We obtained the information regarding the historical performance of the Basket Constituents in the graphs below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Basket Components should not be taken as an indication of their future performance, and no assurance can be given as to the Closing Price of any Basket Component on the Review Date or any Averaging Date. We cannot give you any assurance that the performance of the Basket Components will result in a positive return on your initial investment.
Energy Transfer LP

According to publicly available information Energy Transfer LP (“Energy Transfer”) owns equity interests in limited partnerships engaged in diversified energy-related services. Information filed by Energy Transfer with the SEC can be located by reference to its SEC file number: 001-32740, or its CIK Code: 0001276187. Energy Transfer’s common units are listed on the New York Stock Exchange under the ticker symbol “ET”.

Historical Information
The graph below illustrates the performance of the Basket Component from June 10, 2011 through June 10, 2021.
We obtained the information regarding the historical performance of the Basket Component in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Final Basket Component Price of the Basket Component or that the performance of the Basket Component will result in a positive return on your initial investment.
Energy Transfer LP (ET)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-14

SVB Financial Group

According to publicly available information, SVB Financial Group (“SVB”) is a financial services company, bank holding company and financial holding company that, through its subsidiaries, offers commercial and private banking products and services and non-banking products and services. Information filed by SVB with the SEC can be located by reference to its SEC file number: 001-15637, or its CIK Code: 0000719739. SVB’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “SIVB”.

Historical Information
The graph below illustrates the performance of the Basket Component from June 10, 2011 through June 10, 2021.
We obtained the information regarding the historical performance of the Basket Component in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Final Basket Component Price of the Basket Component or that the performance of the Basket Component will result in a positive return on your initial investment.
SVB Financial Group (SIVB)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-15

Constellation Brands, Inc.

According to publicly available information, Constellation Brands, Inc. (“Constellation”) is a producer and marketer of beer, wine, and spirits. Information filed by Constellation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08495, or its CIK Code: 0000016918. Constellation’s Class A common stock is listed on the New York Stock Exchange under the ticker symbol “STZ”.

Historical Information
The graph below illustrates the performance of the Basket Component from June 10, 2011 through June 10, 2021.
We obtained the information regarding the historical performance of the Basket Component in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Final Basket Component Price of the Basket Component or that the performance of the Basket Component will result in a positive return on your initial investment.
Constellation Brands, Inc. (STZ)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-16

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Except as discussed under the heading “Non-U.S. Holders”, this discussion is applicable only to a U.S. holder that acquires Notes upon initial issuance and holds its Notes as a capital asset for U.S. federal income tax purposes.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Basket. Pursuant to this treatment, upon the taxable disposition of a Note, you generally should recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Subject to the constructive ownership rules, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Because the Notes are linked, in part, to the common units of Energy Transfer LP, which is a master limited partnership (an “MLP”), there is a risk that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain ”passthru entities” (including regulated investment companies such as exchange-traded funds, real estate investment trusts and passive foreign investment companies, and MLPs). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction”, any long-term capital gain recognized by a U.S. holder in respect of the Notes would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the Notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of taxable disposition of the Notes). Because the application of the “constructive ownership” rules to the Notes is unclear, U.S. holders are urged to consult their tax advisors regarding the potential application of the “constructive ownership” rules to their investment in the Notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations on their investment in the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a

TD SECURITIES (USA) LLC	P-17

different manner than the regular income tax. U.S. holders should consult their tax advisor as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Basket Component Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) or whether any assets held by a Basket Component Issuer would be treated as “United States real property interests”, in each case, within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any Basket Component Issuer, any assets owned by any Basket Component Issuer and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult your tax advisor regarding the potential treatment of any such entity as a USRPHC and the assets held by a Basket Component Issuer or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Notes are not “delta-one” with respect to the Basket or any Basket Component, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Basket Component or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Basket Component or the Notes. If you enter, or have entered, into other transactions in respect of a Basket Component or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining

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the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-19

Supplemental Discussion of Canadian Tax Consequences
The following section supersedes and replaces in its entirety the section of the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences” and the section “Tax Consequences — Canadian Taxation” in the prospectus.
In the opinion of Osler, Hoskin & Harcourt LLP, special Canadian tax counsel to TD, the following is, as of the date hereof, a summary of certain Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) and Income Tax Regulations issued thereunder (the “Canadian Tax Regulations”) generally applicable to a holder who acquires beneficial ownership of a Note pursuant to this pricing supplement, and who, for purposes of the Canadian Tax Act and any applicable income tax convention, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with TD and any Canadian resident (or deemed Canadian resident) to whom the holder disposes of the Note, (ii) is entitled to receive all payments made on the Note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act, (iv) holds the Note as capital property, (v) does not use or hold and is not deemed to use or hold the Note in or in the course of carrying on a business in Canada and (vi) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary is based upon the current provisions of the Canadian Tax Act and the Canadian Tax Regulations in force as of the date hereof, all specific proposals to amend the Canadian Tax Act and the Canadian Tax Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in the Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies or assessing practices, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or non-Canadian tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this pricing supplement. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes having regard to their own particular circumstances.
Based in part on the published administrative position of the CRA, any amount in excess of the Principal Amount of a Note paid or credited or deemed for purposes of the Canadian Tax Act to be paid or credited to a Non-resident Holder on the Note should not be subject to Canadian non-resident withholding tax. Should payments with respect to the Notes become subject to such withholding tax, TD will withhold tax at the applicable statutory rate and will not make payments of any additional amounts.
GENERALLY, THERE ARE NO OTHER CANADIAN TAXES ON INCOME (INCLUDING TAXABLE CAPITAL GAINS) PAYABLE BY A NON-RESIDENT HOLDER UNDER THE CANADIAN TAX ACT SOLELY AS A CONSEQUENCE OF THE ACQUISITION, OWNERSHIP OR DISPOSITION OF A NOTE.

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less a concession equal to the underwriting discount set forth on the cover page of this pricing supplement. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $15.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts.
TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.
For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the Notes are subject to an automatic call.
Delivery of the Notes will be made against payment therefor on the Issue Date, which is the third Business Day following the Pricing Date. Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or a third party, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or such third party informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Strike Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” beginning on page P-3. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate”.
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” beginning on page P-3 of this pricing supplement.

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